UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 6, 2006

AmericasBank Corp.

(Exact name of registrant as specified in its charter)

Maryland	000-22925	52-2090433
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

500 York Road, Towson, Maryland	21204
(Address of principal executive offices)	(Zip Code)

(410) 823-0500

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 – Registrant’s Business and Operation

Item 1.01. Entry into a Material Definitive Agreement

On March 6, 2006, AmericasBank Corp. (the “Company”) entered into an underwriting agreement with McKinnon & Company, Inc. Pursuant to the terms and conditions of the underwriting agreement, McKinnon & Company, Inc. agreed to sell 1,725,000 shares of the Company’s Common Stock, par value $0.01 per share, on a best efforts basis. The underwriting agreement contained customary representation and warranties, indemnification provisions and closing conditions. The foregoing description of the underwriting agreement is qualified in its entirety by reference to the underwriting agreement filed as an exhibit to this Form 8-K and incorporated herein by reference.

Section 8 – Other Events

Item 8.01. Other Events

On March 10, 2006, the Company issued a press release announcing that (i) on March 10, 2006 it had sold 1,725,000 shares of its common stock for $7.00 per share in a best efforts public offering managed by McKinnon & Company, Inc. and (ii) its common stock would begin trading on the Nasdaq Capital Market on March 13, 2006 under the symbol “AMAB.” Estimated net proceeds from the offering will amount to approximately $11 million. A copy of the press release is attached to this Form 8-K as Exhibit 99.1.

Item 9.01 Financial Statements and Exhibits.

(a)	Not applicable

(b)	Not applicable

(c)	Exhibits

1.1 Underwriting Agreement dated March 6, 2006 between AmericasBank Corp. and McKinnon & Company, Inc.

99.1 Press Release dated March 10, 2006

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Current Report on Form 8-K to be signed on its behalf by the undersigned, thereunto duly authorized.

AMERICASBANK CORP.

Date: March 10, 2006	By:	/s/ Mark H. Anders
	By:	Mark H. Anders
	Title:	President and Chief Executive Officer